Exhibit 99.1
Press Release

For Immediate Release

Avery Dennison Names Hassan Rmaile and Francisco Melo as Presidents for Its Two Business Segments

MENTOR, Ohio—(BUSINESS WIRE)—April 3, 2023—Avery Dennison Corporation (NYSE: AVY) has appointed leaders for its two business segments. Hassan Rmaile has been named president of the Materials Group. Francisco Melo has been named president of the Solutions Group, a role that has been open since Deon Stander’s appointment to president and chief operating officer in March of 2022.

As earlier announced, the company now consists of two reportable segments. The Materials Group comprises what was formerly Label and Graphic Materials and Industrial and Healthcare Materials. The change reflects efforts in recent years to leverage their combined operational capabilities and technologies to enhance the ability to win in their respective marketplaces.

The Solutions Group was formerly Retail Branding and Information Solutions. This name change better reflects the business’s reach and ambition for its solutions beyond retail.

Rmaile and Melo report to Avery Dennison President and COO Deon Stander.

Hassan Rmaile
“Hassan most recently led our Label and Graphic Materials businesses in Europe as senior vice president and general manager, driving a significant increase in EVA over the last three years,” said Avery Dennison President and COO Deon Stander. “As president of the Materials Group, he will continue to focus our teams on delivering for our customers through innovation, technology and the advancement of sustainability, driving outsized growth in high-value categories and growing profitably in our base businesses.”

Prior to joining Avery Dennison in 2016, Rmaile served as vice president, chief technology and innovation officer at H.B. Fuller. Prior to that, he held executive positions at Ashland businesses.

Rmaile holds a Ph.D. in materials chemistry from Florida State University, an MBA in finance from the University of Delaware and a bachelor's degree in chemistry from the American University of Beirut, Lebanon.

Francisco Melo
“For the past nine years, Francisco has led the significant growth in our Intelligent Labels platform,” said Stander. “As president of Solutions Group, he will continue building on our strong market position at the intersection of the physical and digital worlds by leveraging segmentation and industry leadership, market-driven innovation and advancement of digitization and related solutions to deliver exceptional value to our customers.”

In his previous position, Melo led the company’s Intelligent Labels platform as the senior vice president and general manager for Avery Dennison Smartrac. Prior to joining Avery Dennison, Melo was a co-founder and CEO of Creativesystems, an RFID systems integrator and software development company. His earlier career includes experience in R&D and business development at Philips Electronics and consulting with Synectics and Altran.

Melo holds a Master of Science in instrument design and applications from the University of Manchester in the United Kingdom and a Bachelor of Engineering in electrical engineering.

About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company that provides branding and information labeling solutions, including pressure-sensitive materials, radio-frequency identification (RFID) inlays and tags, and a variety of converted products and solutions. The company designs and manufactures a wide range of labeling and functional materials that enhance branded packaging, carry or display information that connects the physical and the digital, and improve customers’ product performance. The company serves an array of industries worldwide, including home and personal care, apparel, e-commerce, logistics, food and grocery, pharmaceuticals and automotive. The company employs approximately 36,000 employees in more than 50 countries. Reported sales in 2022 were $9.0 billion. Learn more at www.averydennison.com.

Contacts
Media Relations
Kristin Robinson T: +1 (626) 304-4592
kristin.robinson@averydennison.com

Investor Relations
John Eble T: +1 (440) 534-6290
john.eble@averydennsion.com

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